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                                                                     EXHIBIT 4.3

                             DATED 30 November 2005

                               CANADIAN SOLAR INC.

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                          REGISTRATION RIGHTS AGREEMENT

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                                BAKER & MCKENZIE

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                                TABLE OF CONTENTS

1.  Applicability of Rights................................................    1
2.  Definitions............................................................    1
3.  Demand Registration....................................................    3
4.  Piggyback Registrations................................................    5
5.  Form S-3 or Form F-3 Registration......................................    6
6.  Expenses...............................................................    7
7.  Obligations of the Company.............................................    8
8.  Furnish Information....................................................    9
9.  Indemnification........................................................   10
10. Termination of the Company's Obligations...............................   12
11. No Registration Rights to Third Parties................................   12
12. Market Stand-Off.......................................................   13
13. Rule 144 Reporting.....................................................   13
14. Transfer of Registration Rights........................................   13
15. Miscellaneous..........................................................   14

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                          REGISTRATION RIGHTS AGREEMENT

          THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of the 30 day of November, 2005, by and among Canadian Solar Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (the "Company"), QU Xiao Hua, an individual holding Canadian passport no.BC289772 (the "Founder") and the investors listed on Schedule A hereto (the "Investor").

                                    RECITALS

          WHEREAS, each Investor is a party to a Subscription Agreement dated 16 November 2005 (the "Subscription Agreement") between, among others, the Company and the Investor, pursuant to which the Investor is subscribing for convertible notes (the "Convertible Notes") of the Company;

          WHEREAS, in order to induce the Company to enter into the Subscription Agreement and to induce the Investors to invest funds in the Company pursuant to the Subscription Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investor to cause the Company to register Common Shares issuable to such persons, and certain other matters as set forth herein;

          WHEREAS, the Investors and the Company have agreed, pursuant to the Subscription Agreement, to enter into this Agreement;

          NOW, THEREFORE, in consideration of the promises, covenants, and conditions set forth herein, the parties hereto hereby agree as follows:

1. Applicability of Rights. The Holders shall be entitled to the following rights with respect to any proposed public offering of the Company's Common Shares in the United States.

2.   Definitions. For the purpose of this Agreement:

     2.1 Business Day. The term means any day (excluding Saturdays, Sundays and public holidays) on which banks generally are open for business in Hong Kong and Singapore.

     2.2 Claim. The term means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other legal, administrative or arbitration action, suit, complaint, charge, hearing, inquiry, investigation or proceeding (including any partial or threatened proceedings).

     2.3 Common Shares. The term means the common shares in the share capital of the Company.


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     2.4  Exchange Act. The term means the U.S. Securities Exchange Act of 1934, as amended.

     2.5 Form S-3 and Form F-3. The terms mean such respective forms under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

     2.6 Holder. The term means any Person owning Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned.

     2.7 IPO. The term means the initial public offering of the shares of the Company or ListCo.

     2.8 ListCo. The term means a new holding company of the Company to be incorporated in a jurisdiction acceptable for the purpose of an IPO and the shares of which will be offered in the IPO.

     2.9 Majority. The term in this Agreement refers to at least seventy-five per cent. (75%).

     2.10 Person. The term means any natural person, company, corporation, association, partnership, organization, firm, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any governmental authority.

     2.11 Qualified IPO. The term means a fully underwritten IPO on the main board of The Stock Exchange of Hong Kong Limited, the Nasdaq National Market or another international stock exchange approved in writing by the Majority of all outstanding Convertible Notes, where (a) the offering size (net of all related expenses and underwriting discounts and commissions) being not less than Thirty Million United States Dollars (US$30,000,000), (b) the total market capitalization of the Company or ListCo (as the case may be) immediately following the offering being not less than One Hundred and Twenty Million United States Dollars (US$120,000,000) and (c) the public float immediately following the offering being not less than twenty-five per cent. (25%) of the enlarged share capital of the Company or ListCo (as the case may be).

     2.12 Registrable Securities. The term means any Common Shares of the Company issued or issuable to the Investors or their assigns pursuant to conversion of any Convertible Notes held by the Investors and includes such securities of the Company issued with respect to the aforesaid securities through stock splits, subdivisions, reclassification, exchange, substitution or similar events. Notwithstanding the foregoing, "Registrable Securities" shall exclude any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.


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     2.13 Registrable Securities then Outstanding. The number of shares of
          "Registrable Securities then outstanding" shall mean the number of Common Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Convertible Notes then issued and outstanding.

     2.14 Registration. The terms "register," "registered," and "registration" refer to a registration effected by filing a registration statement which is in a form that complies with, and is declared effective by the SEC in accordance with, the Securities Act.

     2.15 SEC. The term means the United States Securities and Exchange Commission.

     2.16 Securities Act. The term means the U.S. Securities Act of 1933, as amended.

     2.17 Registration Expenses. The term means all expenses incurred by the Company in complying with Clauses 3, 4 and 5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for the Holders, "blue sky" fees and expenses, the expense of any special audits incident to or required by any such registration, any fee charged by any depositary bank, transfer agent or share registrar (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

     2.18 Selling Expenses. The term means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Clauses 3, 4 and 5 hereof.

     2.19 Transfer. The term (or any correlative term) means a sale, assignment, pledge, charge, mortgage, hypothecation, gift, placement in trust (voting or otherwise) or transfer by operation of law of, creation of a security interest in, or lien on, or any other encumbering or disposal (directly or indirectly and whether or not voluntary), and shall include any transfer by will or intestate succession.

3.   Demand Registration.

     3.1 Request by Holders. If the Company shall, at any time after six (6) months following the closing of a Qualified IPO in the United States on either the New York Stock Exchange or the Nasdaq National Market, receive a written request from the Holders of at least 25% of the Registrable Securities then Outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Clause 3, then the Company shall, within ten (10) Business Days of the receipt of such written request, deliver written notice of such request (the "REQUEST NOTICE") to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice delivered by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Clause 3; provided that the Company shall not be obligated to effect any such registration if the


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          Company has, within the preceding twelve (12) month period, already effected two or more registrations under the Securities Act pursuant to this Clause 3 or Clause 5 in which the Holders had an opportunity to participate pursuant to the provisions of Clause 4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Clause 4.1.

     3.2 Underwriting. If the Holders initiating the registration request under this Clause 3 (the "INITIATING HOLDERS") intend to distribute the Registrable Securities included in their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Clause 3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a Majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a Majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Clause 3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then Outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all Shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty-five percent (25)% of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

     3.3 Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than three (3) such demand registrations pursuant to this Clause 3.


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     3.4  Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Clause 3, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the board of directors of the Company, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its Shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

4.   Piggyback Registrations.

     4.1 The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Clause 3 or Clause 5 of this Agreement or to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

     4.2 Underwriting. If a registration statement under which the Company gives notice under this Clause 4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Clause 4 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Clause 12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall


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          be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten
          (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

     4.3 Not Demand Registration. Registration pursuant to this Clause 4 shall not be deemed to be a demand registration as described in Clause 3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Clause 4.

5. Form S-3 or Form F-3 Registration. In case the Company shall receive from any Holder or Holders of a Majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

     5.1 Notice. Promptly deliver written notice of the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

     5.2 Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request delivered within twenty
          (20) days after the Company provides the notice contemplated by Clause 5.1; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Clause 5:

          5.2.1 if Form S-3 or Form F-3 is not available for such offering by the Holders;


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          5.2.2 if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000;

          5.2.3 if the Company shall furnish to the Holders a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the board of directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Clause 5; provided that the Company shall not register any of its other shares during such 120 day period;

          5.2.4 if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Clauses 3.2 and 4.1; or

          5.2.5 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          Subject to the foregoing, the Company shall file a Form S-3 or Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

     5.3 Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Clause 3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Clause 5.

6. Expenses. All Registration Expenses incurred in connection with any registration pursuant to Clauses 3, 4 or 5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Clauses 3, 4 or 5 shall bear such Holder's proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Clause 3 if the registration request is subsequently withdrawn at the request of the Holders of a Majority of the Registrable Securities to be registered, unless the Holders of a Majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to


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     Clause 3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration). Notwithstanding the foregoing, if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company due to acts, omissions, or events within the Company's control that were not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration request shall not constitute the use of a demand registration pursuant to Clause 3. If the Holders have learned of a material adverse change in the condition, business, or prospects of the Company due to acts, omissions, or events beyond the Company's control that were not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Company, on the one hand, and the Holders, on the other hand, shall pay any such expenses on an equal basis and such registration request shall not constitute the use of a demand registration pursuant to Clause 3.

7. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

     7.1 Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a Majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form S-3 or Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form S-3 or Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

     7.2 Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

     7.3 Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.


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     7.4  Blue Sky. Use its best efforts to register or qualify the securities covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Clause 7.4, to subject itself to taxation in any such jurisdiction or consent to service of process in any such jurisdiction, unless the Company is already subject to service in such jurisdiction.

     7.5 Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

     7.6 Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     7.7 Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a Majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a Majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

8. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Clauses 3, 4 or 5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.


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9.   Indemnification. In the event any Registrable Securities are included in a registration statement under Clauses 3, 4 or 5:

     9.1 By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act (each a "CONTROLLING PERSON"), against any losses, Claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other U.S. federal or state law, insofar as such losses, Claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"):

          9.1.1 any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

          9.1.2 the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

          9.1.3 any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any U.S. federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any U.S. federal or state securities law in connection with the offering covered by such registration statement;

          and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or Controlling Person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, Claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Clause 9.1 shall not apply to amounts paid in settlement of any such loss, Claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, Claim, damage, liability or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or Controlling Person of such Holder.

     9.2 By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors, officers, legal counsel, or any Person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, Claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, Controlling Person, underwriter or other such Holder, partner or director, officer or Controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other U.S. federal or state law, insofar as such losses, Claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, Controlling Person, underwriter or other Holder, partner, officer, director or Controlling Person of such other Holder in connection with investigating or defending any such loss, Claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Clause 9.2 shall not apply to amounts paid in settlement of any such loss, Claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Clause 9.2 exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

     9.3 Notice. Promptly after receipt by an indemnified party under this Clause 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Clause 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties in their reasonable judgment; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Clause 9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Clause 9.

     9.4 Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Clause 9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Clause 9 provides for indemnification in such case, or
          (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Clause 9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, Claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related Persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no Person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

     9.5 Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Clause 9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such Claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such Claim or litigation.

10. Termination of the Company's Obligations. The Company shall have no obligations pursuant to Clauses 3, 4 and 5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Clause 3, 4 or 5 after seven (7) years following the consummation of the Qualifying IPO in the United States on either the New York Stock Exchange or the Nasdaq National Market or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any ninety (90) day period without registration in compliance with Rule 144 of the Securities Act.

11. No Registration Rights to Third Parties. Without the prior written consent of the holders of a Majority of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity

     (other than the Founder) any registration rights of any kind (whether similar to the demand, "piggyback" or Form S-3 or Form F-3 registration rights described in this Agreement, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

12. Market Stand-Off. The Founder agrees that, so long as he holds or owns any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company's securities, he will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed 180 days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Clause 12 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement. The Company shall require all future acquirers of the Company's securities to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in this Clause 12.

13. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3 or Form F-3, after such time as a public market exists for the Common Shares in the United States, the Company agrees to:

     13.1 Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

     13.2 File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

     13.3 So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company's initial public offering in the United States), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 or Form F-3.

14.  Transfer of Registration Rights.

     14.1 The rights of the Holders under this Agreement (the "REGISTRATION RIGHTS") may be assigned by a Holder, in conjunction with a Transfer of Registrable Securities, to a Transferee that (a) is a subsidiary, parent, partner, limited partner, member, retired member, retired, partner, affiliate, stockholder, fund manager, or a fund managed by the same fund manager of a Holder, (b) is a Holder's family member or trust for the benefit of an individual Holder, (c) holds Registrable Securities at the time of such Transfer, or (d) after such Transfer, holds at least twenty five percent (25%) of the Registrable Securities held by such Holder prior to any Transfers of Registrable Securities.

     14.2 In the event of a Transfer of Registration Rights pursuant to Clause
          14.1 (a), (b), or (c), if such Transferee receives one hundred percent (100%) of the Registrable Securities held by the Transferring Holder, then such Transferee may subsequently transfer the Registration Rights in accordance with this Clause 14, otherwise such Transferee may not subsequently transfer the Registration Rights.

     14.3 In the event of a Transfer of Registration Rights pursuant to Clause 14.1(d), such Transferee may not subsequently transfer the Registration Rights.

     14.4 Nothing in this Clause 14 shall be construed as imposing any restrictions on the transferability of the Holders' Registrable Securities.

15.  Miscellaneous.

     15.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     15.2 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America. The parties hereto irrevocably agree to submit to the non-exclusive jurisdiction of the courts of the State of New York and the United States federal courts sitting in the Borough of Manhattan, The City of New York in all matters arising in connection with this Agreement.

          The Company undertakes to appoint an agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in New York, forthwith after it has commenced procedures to apply for its securities to be registered in the United States of America.

     15.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     15.5 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing, given in English language and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile;
          (c) one (1) Business Day after deposit with an express overnight courier for deliveries within a country, or three (3) Business Days after such deposit for international deliveries or (d) three (3) Business Days after deposit in mail by certified mail (return receipt requested) or equivalent for deliveries within a country, or seven (7) days after deposit in mail by certified mail (return receipt requested) or equivalent for international deliveries. For the purposes of this Clause 15.5, a delivery between the People's Republic of China and Hong Kong shall be considered an international delivery.

          All notices for international delivery will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number indicated for such party on the signature page hereof, or at such other address or facsimile number as such other party may designate by giving ten (10) days advance written notice by one of the indicated means of notice herein to the other party hereto. Notices by facsimile shall be machine verified as received.

          Any party hereto (and such party's permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given in the manner set forth above.

     15.6 Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     15.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of all Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company.

     15.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

     15.9 Aggregation of Shares. All shares of Registrable Securities of the Company held or acquired by a shareholder and its affiliated entities shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For purposes of the foregoing, the shares held by any shareholder that (i) is a partnership or corporation shall be deemed to include shares held by affiliated partnerships or the partners, retired partners and shareholders of such holder or members of the "immediate family" (as defined below) of any such partners, retired partners and shareholders, and any custodian or trustee for the benefit of any of the foregoing persons and (ii) is an individual shall be deemed to include shares held by any members of the shareholder's immediate family ("immediate family" shall include any spouse, father, mother, brother, sister, lineal descendant of spouse or lineal descendant) or to any custodian or trustee for the benefit of any of the foregoing persons.

     15.10 Exercise of Rights

          All parties acknowledge and agree that any rights of JAFCO Asia Technology Fund II under this Agreement may, without prejudice to the rights of JAFCO Asia Technology Fund II to exercise any such rights, be exercised by JAFCO Investment (Asia Pacific) Ltd. ("JIAP") or any other fund manager of JAFCO Asia Technology Fund II or their nominees (each, a "JAFCO MANAGER"), unless JAFCO Asia Technology Fund II has
          (a) given notice to the other parties that any such rights cannot be exercised by JIAP or a JAFCO Manager; and (b) not given notice to the other parties that such notice given under paragraph (a) above has been revoked.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        CANADIAN SOLAR INC.


                                        By: /s/
                                            ------------------------------------
                                        Name: QU Xiao Hua
                                        Title: Director
                                        Address: 4056 Jefton Crescent,
                                                 Mississauga, Ontario,
                                                 Canada L5L 1Z3

                                        INVESTORS:

                                        HSBC HAV2 (III) LIMITED


                                        By: /s/
                                            ------------------------------------
                                        Name: Victor Leung
                                        Title: Authorised person
                                        Address: 2nd Floor, Strathvale House,
                                                 North Church Street,
                                                 George Town, Grand Cayman,
                                                 Cayman Islands

                                        JAFCO ASIA TECHNOLOGY FUND II


                                        By: /s/
                                            ------------------------------------
                                        Name: Vincent CHAN Chun Hung
                                        Title: Attorney
                                        Address: PO Box 309GT, Ugland House,
                                                 South Church Street,
                                                 George Town, Grand Cayman,
                                                 Cayman Islands

                                   SCHEDULE A

                                  THE INVESTORS

1.   HSBC HAV2 (III) Limited

2.   JAFCO Asia Technology Fund II